Exhibit 2.1

Portions of this document have been omitted as indicated by the following marked “(■)” and filed separately with the Commission.

Execution Version

PURCHASE AND SALE AGREEMENT

DATED AS OF OCTOBER 20, 2017

BETWEEN

SENECA RESOURCES CORPORATION,

AS SELLER,

AND

CARBON CALIFORNIA COMPANY, LLC,

AS PURCHASER

(i)

(ii)

(iii)

Section 17.09	No Third Party Beneficiaries	39
Section 17.10	Assignment	39
Section 17.11	Governing Law	39
Section 17.12	Notices	39
Section 17.13	Severability	40
Section 17.14	Like Kind Exchange	40
Section 17.15	Counterpart Execution; Effectiveness	40
Section 17.16	Conspicuousness	40
Section 17.17	Specific Performance	40
Section 17.18	Purchaser Offers of Employment	40

APPENDIX I – CERTAIN DEFINITIONS

EXHIBITS AND SCHEDULES
Exhibit A – Subject Interests
Exhibit B – Wells and Interests
Exhibit C – Allocated Values
Exhibit D – Form of Assignment and Bill of Sale
Exhibit E – Knowledge Persons

Schedule 1.02 – Excluded Assets
Schedule 3.02(iii) – Contested Taxes
Schedule 5.05 – Legal Proceedings
Schedule 5.07 – Royalties
Schedule 5.09 – Sales and Other Contracts not Terminable within 60 Days
Schedule 5.10 – Material Contracts
Schedule 5.11 – AFEs
Schedule 5.13 – Consents
Schedule 5.14 – Preferential Rights
Schedule 5.23 – Payout Balances

(iv)

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 20th day of October, 2017 (the “Execution Date”) by and between Seneca Resources Corporation, a Pennsylvania corporation (“Seller”), on the one hand, and Carbon California Company, LLC, a Delaware limited liability company (“Purchaser”), on the other hand. Purchaser and Seller are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party”.

Recitals

A.       Seller owns certain operated and non-operated oil and gas leases covering lands, and fee interests in and to certain lands, situated in the Sespe Field area, Ventura County, California, together with associated wells, pipelines, facilities, equipment and other property rights, and it desires to sell and convey such interests to Purchaser upon the terms and subject to the conditions set forth in this Agreement.

B.       Purchaser desires to buy and acquire all of Seller’s interest in such leases, fee interests, wells, pipelines, facilities, equipment and other property rights upon the terms and subject to the conditions set forth in this Agreement.

C.       Purchaser and Seller desire to make certain representations, warranties, covenants and agreements in connection with such purchase and sale of assets as provided for in this Agreement, and also to prescribe certain conditions to such purchase and sale of assets.

D.       Certain capitalized terms not otherwise defined shall have the meaning set forth in Appendix I to this Agreement, which is incorporated in and made a part of this Agreement.

In consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
Agreement to Sell and Purchase

Section 1.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of the Assets upon the terms and subject to the conditions set forth in this Agreement, free and clear of all Liens other than Permitted Encumbrances.

Section 1.02 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, it is the intent of the Parties that the Assets shall not include those certain assets described on Schedule 1.02 and any assets excepted from the sale contemplated by this Agreement in accordance with the provisions hereof (collectively, the “Excluded Assets”), which shall remain the property of Seller subject to the provisions hereof.

Article II
Purchase Price

Section 2.01 Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Purchaser is the sum of Forty-two Million and No/100 Dollars ($42,000,000.00) (the “Purchase Price”), as adjusted in accordance with the provisions of this Agreement. The adjusted Purchase Price shall be paid by Buyer to Seller at Closing by wire transfer of immediately available funds to an account designated in advance in writing by Seller.

Section 2.02 Deposit.

(a)	Contemporaneous with the Parties’ execution of this Agreement, Purchaser shall deposit by wire transfer in same day funds into escrow with Seller the sum of $1,260,000.00, representing three percent (3%) of the Purchase Price (the “Deposit”). If the transactions contemplated by this Agreement are consummated in accordance with the terms of this Agreement, the Deposit shall be applied to the adjusted Purchase Price to be paid by Purchaser at the Closing. The Deposit shall not bear interest, and if Purchaser receives credit for the Deposit against the adjusted Purchase Price paid at Closing or if the Deposit is refunded to Purchaser in accordance with Section 2.02(b), such payment, or credit, shall be in the amount of the Deposit and shall not include any additional amounts.

(b)	If this Agreement is terminated by Seller prior to the Closing pursuant to Section 13.01(b) or Section 13.01(d), Seller will retain the Deposit. In all other events, Purchaser shall be entitled to receive the Deposit. If Purchaser is entitled to receive the Deposit pursuant to this Section 2.02(b), then Seller will refund the Deposit to Purchaser within three (3) Business Days of termination of this Agreement.

Section 2.03 Allocated Values. The Purchase Price is allocated among the Assets as set forth in Exhibit C attached hereto (the “Allocated Values”). The Parties agree that the Allocated Values shall be used to compute any adjustments to the Purchase Price pursuant to the provisions of Article III and Article IV, and for preferential rights purposes.

Article III
Title Matters

Section 3.01 Examination Period. Commencing on the Execution Date and ending at 5:00 p.m., local time in Houston, Texas sixty (60) days after the Execution Date (the “Examination Period”), Seller shall permit Purchaser and/or its representatives to examine and copy, at Purchaser’s sole cost, risk and expense, at all reasonable times, in Seller’s offices or other mutually agreed location(s), all abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders, operating and accounting records, agreements, well files and correspondence pertaining to the Assets insofar as same may now be in existence and in the possession of Seller, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or such data (including the Confidentiality Agreement); provided, that if requested by Purchaser, Seller shall use commercially reasonable efforts to obtain a waiver of any such third party restrictions in favor of Purchaser.

Section 3.02 Defensible Title and Permitted Encumbrances. For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such ownership by Seller in such Asset that, subject to and except for the Permitted Encumbrances (as defined below):

(a)	entitles Seller to receive not less than Seller’s Net Revenue Interest, being more particularly set forth in Exhibit B attached hereto for each Lease, Subject Interest, Well or Unit, of all Hydrocarbons produced, saved and marketed therefrom, all without reduction, suspension or termination of such interest throughout the productive life of such Lease, Subject Interest, Well or Unit, except for changes or adjustments that result from the establishment of new units and changes in existing Units (or the participating areas therein);

(b)	obligates Seller to bear not greater than Seller’s Working Interest Share, being more particularly set forth in Exhibit B attached hereto for each Lease, Subject Interest, Well or Unit, all without increase throughout the productive life of such Lease, Subject Interest, Well or Unit, except for changes or adjustments that result from the establishment of new units and changes in existing Units (or the participating areas therein) and (iii) increases that are accompanied by at least a proportionate increase in the Net Revenue Interest of the affected Lease, Subject Interest, Well or Unit; and

(c)	is free and clear of all Liens.

The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)	the Leases and Material Contracts (except to the extent any such Material Contract creates a Lien not described in item (ii) or (iii) below);

(ii)	any (A) undetermined or inchoate Liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens or charges for liquidated amounts arising in the Ordinary Course of Business, in each case (1) that Seller is obligated to assume or pay pursuant to the terms hereof or (2) for which Seller is responsible for paying or releasing at the Closing;

(iii)	any Liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings in the Ordinary Course of Business, which (A) are identified on Schedule 3.02(iii) and (B) Seller is obligated to pay pursuant to the terms hereof;

(iv)	any obligations or duties affecting the Assets to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable Laws, rules, regulations and orders of any Governmental Authority;

(v)	any easements, rights-of-way, servitudes, permits, and other rights in respect of operations, pipelines, or the like, to the extent that same do not materially interfere with the oil and gas operations being conducted on the Assets;

(vi)	all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens on or deductions from the proceeds of production of record that were created before or are in existence as of the Effective Time;

(vii)	preferential rights to purchase or similar agreements with respect to which (A) waivers or consents are obtained prior to Closing from the appropriate parties for the transaction contemplated hereby, (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and such rights have expired prior to Closing in accordance with applicable contractual provisions without an exercise of such rights, or (C) which by their express terms do not apply to the transactions contemplated hereby;

(viii)	required Third Party consents to assignments or similar agreements with respect to which (A) waivers or consents are obtained prior to Closing from the appropriate parties for the transaction contemplated hereby, or (B) which by their express terms do not apply to the transactions contemplated hereby;

(ix)	all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests contemplated thereby that are customarily obtained subsequent to such sale or conveyance;

(x)	rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, and regulations of such Governmental Authorities;

(xi)	all defects and irregularities affecting the Assets which individually or in the aggregate (A) do not materially reduce the value of or materially interfere with the operation, ownership, value or use of the Assets subject thereto or affected thereby, (B) do not prevent Seller from receiving the proceeds of production and (C) would not be considered material when applying a reasonable prudent operator standard; and

(xii)	Liens which will be released at or prior to Closing;

provided, however, that a matter described above shall not constitute a Permitted Encumbrance if such matter individually or in the aggregate with other matters operates to (i) reduce, now or in the future, the Net Revenue Interest of Seller from that shown on Exhibit B, or (ii) increase, now or in the future, the proportionate share of costs and expenses attributable to or to be borne by the Working Interest of Seller from that shown on Exhibit B without a corresponding increase in the Net Revenue Interest as shown on Exhibit B.

Section 3.03 Title Defect. The term “Title Defect,” as used in this Agreement, shall mean: (a) any encumbrance, encroachment, irregularity, defect in or objection to Seller’s ownership of any Asset (expressly excluding Permitted Encumbrances) that causes Seller not to have Defensible Title to such Asset; (b) any default by Seller under a Lease, Material Contract or other contract or agreement that could reasonably be expected (i) to have a Material Adverse Effect on the operation, value or use of such Asset, (ii) to prevent or materially delay Seller from receiving the proceeds of production attributable to Seller’s interest therein or (iii) to result in cancellation or reduction of the interest of Seller therein; and (c) as provided in Section 3.06.

Section 3.04 Remedies for Title Defects.

(a)	If Purchaser discovers any Title Defect affecting the Assets, it shall promptly notify Seller in writing thereof. To be effective, any Title Defect notice must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest, Working Interest or Working Interest Share), (iv) identify the specific Asset or Assets affected by such Title Defect and (v) include the value of such Title Defect as determined by Purchaser. Except as otherwise provided in this Section 3.04 and subject to Section 3.04(b), with respect to each Title Defect that is not cured at or before the Closing, the Purchase Price shall be reduced by the Title Defect Value as determined pursuant to Section 3.04(c), and the affected Asset shall be conveyed hereunder from Seller to Purchaser.

(b)	If any Title Defect is in the nature of an unobtained consent to assignment or other restriction on assignability, the Purchase Price adjustment provisions of Section 3.06 shall apply.

(c)	Upon the receipt by Seller of a timely and valid Title Defect Notice from Purchaser, Seller and Purchaser shall attempt to mutually agree on a resolution including, but not limited to, (i) Seller curing such Title Defect at any time prior to the Closing, or (ii) an amount by which the Purchase Price is to be adjusted as a result of any Title Defects that are agreed to exist (“Title Defect Value”). If at or before Closing, the Parties have not agreed upon the validity or cure of any asserted Title Defect, or the Parties have not agreed upon any Title Defect Value, either Party shall have the right to elect prior to Closing to have the validity or cure of such Title Defect and/or such Title Defect Value determined by an Independent Expert pursuant to Section 16.03. If such an election is made but the validity or cure of any such asserted Title Defect or the amount of any such Title Defect Value is not determined by the Closing, then (xi) the Assets affected by such disputed Title Defect shall be conveyed to Purchaser and the Purchase Price paid at Closing shall not be reduced by Purchaser’s asserted Title Defect Value, and (xii) upon final resolution of such dispute, the Title Defect Value found to be attributable to such Title Defect, if any, shall promptly be refunded by Seller to Purchaser.

(d)	Notwithstanding anything to the contrary in this Agreement except Section 3.07, (i) if the Title Defect Value of an individual Title Defect (or individual Title Benefit (as defined in Section 3.07(a)), as agreed by the Parties or as determined by an Independent Expert, does not exceed Fifty Thousand and No/100 Dollars ($50,000), then such amount shall not be considered for the purposes of any adjustment to the Purchase Price and (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects and/or Title Benefits in excess of Fifty Thousand and No/100 Dollars ($50,000) each does not exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000), then no adjustment of the Purchase Price shall be made therefor. Any adjustment to the Purchase Price resulting from qualifying Title Defects and/or Title Benefits exceeding in the aggregate Two Hundred Fifty Thousand and No/100 Dollars ($250,000) shall only be for such amount that is in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000).

Section 3.05 Preferential Rights To Purchase.

(a)	Seller shall use its commercially reasonable efforts to comply before Closing with all preferential rights to purchase provisions relative to any Asset with respect to the transactions contemplated hereunder. Before sending any notice to any holder of any preferential purchase rights, Seller shall consult with Purchaser on the form of such notice. Prior to the Closing, Seller shall promptly notify Purchaser if any preferential purchase rights are exercised or waived, or if the requisite period has elapsed without said rights having been exercised.

(b)	If a Third Party, who has been offered the right to an interest in any Asset pursuant to a preferential right to purchase, timely elects prior to Closing to purchase such Assets pursuant to such offer, then subject to Section 3.05(d), the Asset or the part thereof so affected will be removed from the Assets, shall become an Excluded Asset, and the Purchase Price shall be reduced by the Allocated Value of such Asset. Simultaneously with the Closing or as soon thereafter as is reasonably possible, Seller shall transfer such additional Excluded Asset to the Third Party exercising such preferential right to purchase pursuant to the terms of the agreement creating such preferential right. The proceeds of any such sale shall be the property of Seller.

(c)	In the event that a notice for a preferential right to purchase is not given prior to Closing or in the event the time period to exercise a preferential right to purchase which has been noticed has not expired by Closing and the Third Party holder of the preferential right to purchase has not exercised or waived its right at or before the Closing, then subject to Section 3.05(d), the affected Asset shall be excluded from the sale hereunder and deemed an Excluded Asset (with the Purchase Price reduced by the Allocated Value of such Asset).

(d)	Notwithstanding Sections 3.05(b) and (c), if within ninety (90) days after the Closing, a Third Party holder of a preferential right to purchase has not exercised its preferential right to acquire such Asset and the time period for such Third Party to exercise its preferential right to purchase has expired, or if within such period any such holder of a preferential right to purchase has exercised its preferential right to acquire such Asset but has failed or refused to pay for and acquire such Asset from Seller, and in either such event the preferential right holder has not asserted a dispute with respect to same, then subject to the other provisions of this Agreement, such Asset will no longer be deemed an Excluded Asset and instead will be promptly sold by Seller to Purchaser hereunder for the Allocated Value of such Asset, subject to any Purchase Price adjustments allowed by this Agreement.

Section 3.06 Consents.

(a)	Seller shall use commercially reasonable efforts to obtain all necessary consents from Third Parties prior to Closing (other than approvals from any Governmental Authority that are customarily obtained after Closing) and Purchaser shall assist Seller with such efforts. To the extent such consents are not obtained prior to Closing and would, as a result of the failure to obtain such consent, either give rise to a claim for damages, invalidate (or give rise to a right to invalidate) a transfer or under a reasonable prudent operator standard operate to interfere materially with the operation, ownership, value or use of the Assets (a “Material Consent”), then such failure shall constitute a Title Defect as to that portion of the Assets affected thereby and the Title Defect Value for the affected portion of the Assets shall be agreed to by the Parties or otherwise determined by an Independent Expert. In all other cases, such unobtainable consents shall not constitute Title Defects. In the event a Material Consent cannot be obtained by Seller, the Parties shall work together in a good faith effort to arrive at a mutually acceptable resolution prior to Closing.

(b)	If at or before Closing a Material Consent has not been obtained and the Parties have not otherwise agreed upon a mutually acceptable adjustment to the Purchase Price or other resolution, Purchaser shall have the right to elect to have the affected Asset excluded from the sale hereunder, to deem each such Asset an Excluded Asset and, subject to the provisions of Section 3.04(d), to have the Purchase Price reduced by an amount equal to any undisputed portion of the value of the affected Asset. Thereafter, subject to Section 3.04(d), upon agreement of the Parties of the Title Defect Value, then any difference between such agreed upon Title Defect Value and the adjustment to the Purchase Price made at Closing, as provided above, shall by paid by Seller to Purchaser. The foregoing notwithstanding, if such Material Consent is acquired from the Third Party within ninety (90) days after the Closing, then subject to the other provisions of this Agreement, such Asset will no longer be deemed an Excluded Asset and instead will be promptly sold or conveyed by Seller to Purchaser hereunder for the Allocated Value of such Asset subject to any Purchase Price adjustments allowed by this Agreement.

Section 3.07 Remedies for Title Benefits.

(a)	If Seller discovers any Title Benefit affecting the Assets, it shall promptly notify Purchaser in writing thereof. Subject to Section 3.04(d) and 3.07(b), Seller shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 10.02(a)(iv) with respect to all Title Benefits, in an amount mutually agreed upon by the Parties. For purposes of this Agreement, the term “Title Benefit” shall mean: (i) the Seller’s Net Revenue Interest in any Lease, Subject Interest, Well or Unit that is greater than or in addition to the Net Revenue Interest set forth in Exhibit B, or (ii) the Seller’s Working Interest Share in any Lease, Subject Interest, Well or Unit that is less than the Working Interest Share set forth in Exhibit B (without a corresponding decrease in the Net Revenue Interest). To be effective, such Title Benefit notice must (i) be in writing, (ii) be received by Purchaser prior to the expiration of the Examination Period, (iii) describe the Title Benefit in reasonable detail (including any alleged variance in the Net Revenue Interest, Working Interest or Working Interest Share), (iv) identify the specific Asset or Assets affected by such Title Benefit and (v) include the value of such Title Benefit as determined by Seller.

(b)	If, with respect to a Title Benefit, Purchaser does not agree on either the existence of such Title Benefit or the amount of the upward Purchase Price adjustment prior to the Closing Date, then either Party shall have the right at or before the Closing to have an Independent Expert make a determination under Section 3.07(c).

(c)	Each Party shall have the right to elect to have such Purchase Price adjustment determined by an Independent Expert pursuant to Section 16.03 and if the amount of such adjustment, if any, is not determined pursuant to this Agreement by the Closing, the affected Asset will be conveyed to Purchaser and the undisputed portion of the Purchase Price with respect to the Asset affected by such Title Benefit shall be paid by Purchaser at the Closing and, subject to Section 3.04, upon determination of the amount of such adjustment, the unpaid portion thereof, if any, shall be paid by Purchaser to Seller.

Article IV
Environmental Matters

Section 4.01 Environmental Review.

(a)	Purchaser shall have the right, during the Examination Period (as such may be extended pursuant to Section 4.03(a)) to conduct or cause a consultant (“Purchaser’s Environmental Consultant”) to conduct a review of the Assets with regard to possible Environmental Defects (“Purchaser’s Environmental Review”). The cost and expense of Purchaser’s Environmental Review, if any, shall be borne solely by Purchaser. The scope of work comprising Purchaser’s Environmental Review shall be limited to that mutually agreed by Purchaser and Seller prior to commencement thereof and shall not include any subsurface or intrusive test or procedure without the express prior written consent of Seller. Purchaser shall (and shall cause Purchaser’s Environmental Consultant to): (i) consult with Seller before conducting any work comprising Purchaser’s Environmental Review; (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s operations; and (iii) comply with all applicable laws, rules and regulations. Seller shall, with Purchaser’s cooperation, use commercially reasonable efforts to obtain any Third Party consents that are required in order to allow Purchaser and Purchaser’s Environmental Consultant access to the Assets and to perform any work comprising Purchaser’s Environmental Review. Seller shall have the right to have a representative or representatives accompany Purchaser and Purchaser’s Environmental Consultant at all times during Purchaser’s Environmental Review. With respect to any samples taken in connection with Purchaser’s Environmental Review, Purchaser shall take split samples, providing one of each such sample, properly labeled and identified, to Seller.

(b)	PURCHASER HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER iNDEMNITEES FROM AND AGAINST ALL CLAIMS, LOSSES, DAMAGES, COSTS, EXPENSES, CAUSES OF ACTION AND JUDGMENTS OF ANY KIND OR CHARACTER (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, GROSS, COMPARATIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER WRONGDOING) ARISING OUT OF OR RELATING TO PURCHASER’S ENVIRONMENTAL REVIEW.

(c)	Unless otherwise required by applicable Law, Purchaser shall (and shall cause Purchaser’s Environmental Consultant to) treat confidentially any matters revealed by Purchaser’s Environmental Review and any reports or data generated from such review (the “Environmental Information”) and shall not (and shall cause Purchaser’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Seller. Unless otherwise required by Law, Purchaser may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Purchaser, Purchaser’s Environmental Consultant or any Third Party to whom Purchaser has provided any Environmental Information becomes legally compelled to disclose any of the Environmental Information, Purchaser shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing or should Closing occur only as to a portion of the Assets, Purchaser shall, upon request, deliver to Seller the Environmental Information relating to those Assets not acquired by Purchaser, which Environmental Information shall thereupon become the sole property of Seller. Purchaser shall provide copies of the Environmental Information to Seller without charge. Purchaser’s obligations under this Section 4.01(c) shall terminate upon Closing as to all of the Assets acquired by Purchaser; if this Agreement is terminated without a Closing or a Closing occurs only as to a portion of the Assets, Purchaser’s obligations under this Section 4.01(c) with respect to any Assets not acquired by Purchaser hereunder shall terminate three (3) years after the Effective Time. Purchaser’s confidentiality and notice obligations under this Section 4.01(c) shall terminate with respect to any Assets upon the Closing for such Assets.

Section 4.02 Environmental Definitions.

(a)	Environmental Defects. For purposes of this Agreement, the term “Environmental Defect” shall mean (i) a condition that constitutes a material violation of Environmental Laws in effect as of the Execution Date in the jurisdiction in which such Asset is located, (ii) a condition which under a reasonable prudent operator standard is such that it materially interferes with or terminates continued compliance with or creates a bona fide basis for a claim or an administrative remedy or order under such Environmental Laws, or (iii) a Release (as defined below) of Hazardous Materials (as defined below). “Release” means depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injection, escaping, leaching, dumping, disposing or otherwise releasing (or the threat of any of the foregoing) in violation of Environmental Laws. “Hazardous Materials” includes hazardous substances, pollutants, contaminants and petroleum and natural gas liquids (as those terms are defined or used in Environmental Laws), asbestos or naturally occurring radioactive materials (NORM) or natural occurring waste (NOW).

(b)	Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” shall mean, with respect to any Environmental Defect, the value, as of the Closing Date, of the estimated costs and expenses to correct such Environmental Defect that would be used by a reasonably prudent operator in a cost-effective manner, consistent with Environmental Laws, taking into account that the value of the estimated costs and expenses for non-permanent remedies (such as mechanisms to contain or stabilize Hazardous Materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, collection systems, etc.) may be used by a reasonably prudent operator in such a cost-effective manner.

(c)	Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” shall mean all Laws of any Governmental Authority pertaining to pollution, environmental damage, the Release of Hazardous Materials, health, safety or the environment and include, without limitation, the Clean Air Act, as amended, the Oil Pollution Act of 1990, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local Laws.

(d)	Governmental Authority. For purposes of this Agreement, the term “Governmental Authority” shall mean the United States, any state, county, parish, city or political subdivision in which any Party or Asset is located and that has jurisdiction over any Party or Asset, and any agency, department, board or other instrumentality thereof that, or any official thereof who, exercises jurisdiction over any Party or Asset.

Section 4.03 Notice of Environmental Defects.

(a)	If Purchaser discovers any Environmental Defect affecting the Assets, Purchaser may notify Seller of such alleged Environmental Defect prior to the expiration of the Examination Period (an “Environmental Defect Notice”); provided, however, if Purchaser’s Environmental Review discovers and Purchaser notifies Seller in writing of an environmental condition that, in Purchaser’s reasonable discretion, requires additional investigation that would extend beyond the expiration of the Examination Period in order to determine whether or not such condition is an Environmental Defect, then the Examination Period may be extended by Purchaser up to an additional thirty (30) days (or such longer period as the Parties agree may be reasonably required to complete such investigation) solely with respect to such identified environmental condition. To be effective, an Environmental Defect Notice must: (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period (subject to any extension provided above); (iii) describe the Environmental Defect in reasonable detail, including, without limitation, (A) the written conclusion of Purchaser’s Environmental Consultant that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Purchaser’s Environmental Review, and (B) if applicable, a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation; (iv) identify the specific Assets affected by such Environmental Defect, including, without limitation, a site plan showing the location of all sampling events, boring logs and other field notes and laboratory reports (each, if applicable); (v) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Purchaser’s Environmental Consultant; and (vi) state Purchaser’s estimate of the Environmental Defect Value, including the basis for such estimate, for which Purchaser would agree to adjust the Purchase Price in order to accept such Environmental Defect.

(b)	Except as provided in Section 14.02, any matters that may otherwise constitute Environmental Defects, but have not been specifically identified by Purchaser pursuant to an Environmental Defect Notice in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Purchaser for all purposes.

(c)	Upon the receipt by Seller of a timely and valid Environmental Defect Notice from Purchaser, Seller and Purchaser shall attempt to mutually agree on a resolution including, but not limited to, (i) Seller curing such Environmental Defect at any time prior to the Closing, (ii) including the affected Asset in the sale hereunder and reducing the Purchase Price by a mutually agreed upon value of the Environmental Defect, or (iii) including the affected Asset in the sale hereunder without a reduction in the Purchase Price but with the Seller agreeing to indemnify, defend and hold harmless the Purchaser Indemnitees pursuant to Section 14.02 (but without the limitations set forth in subparts (a) and (b) of said section) from and against all Damages that any Purchaser Indemnitee may incur arising out of such Environmental Defect.

Section 4.04 Remedies for Environmental Defects.

(a)	If any Environmental Defect described in an Environmental Defect Notice delivered in accordance with Section 4.03(a) (i) is not cured before the Closing and the Parties have not reached an agreement under Section 4.03(b) hereof or (ii) the Parties have not agreed as to the validity or cure of any asserted Environmental Defect, or the Environmental Defect Value therefor, or as to an indemnity, then either Party shall have the right to elect at or before Closing to have validity or cure of the asserted Environmental Defect and/or the Environmental Defect Value for such Environmental Defect, determined by an Independent Expert pursuant to Section 16.03. If such an election is made but the validity or cure of any such asserted Environmental Defect or the amount of any such Environmental Defect Value is not determined by the Closing, then (xi) all Assets affected by such disputed Environmental Defect shall be excluded from the Closing as Excluded Assets and the Purchase Price paid at Closing shall be reduced by the Allocated Value of such Assets, and (xii) upon the cure of such Environmental Defect or determination by the Independent Expert that such Environmental Defect is not valid, the affected Assets, concurrent with the Purchaser’s payment of the Allocated Value thereof, shall be conveyed to the Purchaser (and shall no longer be deemed an Excluded Asset) if that is part of the resolution pursuant to Section 16.03, or mutually agreed settlement.

(b)	Notwithstanding anything to the contrary in this Agreement, (i) if the Environmental Defect Value for a given individual Environmental Defect, as agreed by the Parties or as determined by an Independent Expert, does not exceed Fifty Thousand and No/100 Dollars ($50,000), then such amount shall not be considered for the purposes of any adjustment to the Purchase Price and (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects in excess of Fifty Thousand and No/100 Dollars ($50,000) each does not exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000), then no adjustment of the Purchase Price shall be made therefor. Any adjustment to the Purchase Price resulting from qualifying Environmental Defects exceeding in the aggregate Two Hundred Fifty Thousand and No/100 Dollars ($250,000) shall only be for such amount that is in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000).

EXCEPT AS SET FORTH IN ARTICLE V AND IN SECTION 14.02, (x) THIS ARTICLE IV SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF PURCHASER FOR ANY DAMAGES ARISING OR INCURRED BY PURCHASER UNDER ENVIRONMENTAL LAWS AND (y) PURCHASER, FOR ITSELF AND ITS AFFILIATES, HEREBY EXPRESSLY WAIVES, RELEASES, DISCLAIMS AND NEGATES ANY AND ALL RIGHTS OR CAUSES OF ACTION IT MIGHT OTHERWISE HAVE AGAINST SELLER OR ITS AFFILIATES UNDER STATUTORY OR COMMON LAW, WHETHER ARISING IN TORT, CONTRACT, EQUITY, BY STATUTE, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH ENVIRONMENTAL LAWS OR WITH RESPECT TO ANY MATERIALS, SUBSTANCES, CONDITIONS, WASTES OR ACTIVITIES REGULATED THEREUNDER.

Article V
Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser as of the Execution Date that:

Section 5.01 Existence. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Pennsylvania; is qualified to conduct business and is in good standing in the State of California and in any other state or jurisdiction where the conduct of the Seller’s business requires such qualification. Seller has full legal power, right and authority to carry on its business as such is now being conducted.

Section 5.02 Authority and Enforceability. Seller has all requisite power and authority to execute, deliver and perform this Agreement and all of the agreements contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and all of the agreements contemplated hereby to which Seller is a party have been duly and validly authorized, executed and delivered by Seller, and each such agreement constitutes a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally, and (ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or Law.

Section 5.03 No Violation. Neither the execution and delivery of this Agreement or any other agreement or document to which Seller is or will become a party as contemplated by this Agreement, the consummation of the transactions contemplated herein or therein nor compliance by Seller with any provisions hereof or thereof will (a) conflict with or result (with or without notice, lapse of time or both) in a breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws, shareholder agreements or other governing documents of Seller, (b) conflict with or result in a breach or a default under any Material Contract of Seller, except for any preferential purchase rights as set forth on Schedule 5.14, (c) violate any Laws applicable to Seller (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer) or (d) result in the creation or imposition of any Lien upon any of the Assets.

Section 5.04 Brokers. No broker or finder is entitled to any broker or finders’ fee, or to any commission, based in any way on agreements or understanding made by or on behalf of Seller or any of its Affiliates for which Purchaser has or will have any obligation or liability (contingent or otherwise).

Section 5.05 Legal Proceedings. Except as set forth on Schedule 5.05, with respect to Seller, there is no suit, action, claim, demand, investigation, proceeding, lawsuit, litigation, inquiry or arbitration pending or, to Seller’s Knowledge, threatened against Seller (i) with respect to the Assets, (ii) that will materially and adversely affect the ownership, operation or value of any Assets, (iii) that will restrict Seller’s ability to consummate the transactions contemplated by this Agreement, or (iv) under any Employment Laws or relating to any Employee Benefit Plan.

Section 5.06 No Bankruptcy; Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller. Seller (i) is not entering into this Agreement with the intent to hinder, delay or defraud creditors, (ii) is solvent, (iii) will not become insolvent as a result of the consummation of the transactions contemplated by this Agreement and (iv) is capable of paying its debts as they mature.

Section 5.07 Royalties. All rentals, royalties, shut-in royalties, overriding royalties, compensatory royalties and other payments due under or with respect to the Assets (i) for which Seller is responsible for paying, have been paid, and (ii) for which a Third Party is responsible for paying, to Seller’s Knowledge have been paid. Except as set forth on Schedule 5.07, there are no suspended funds held by Seller and owed to other Persons for royalties, shut-in royalties, overriding royalties, compensatory royalties or other payments due under or with respect to the Assets.

Section 5.08 Imbalances. There are no Imbalances relating to the Assets.

Section 5.09 Sales. Seller is receiving its share of proceeds from the sale of Hydrocarbons produced from or attributable to the Leases or Subject Interests without suspense, counterclaim or set-off in accordance with the applicable sales agreements. To Seller’s Knowledge, there has been no production of Hydrocarbons from or attributable to the Leases or Subject Interests in excess of the allowable production permitted by applicable Law. No Person has a call upon or option to purchase any portion of the Hydrocarbons produced from or attributable to the Leases or Subject Interests. Except as set out on Schedule 5.09 and except as to Material Contracts, there are no sales, purchase, transportation, processing, gathering or treatment agreements that are not terminable by Seller upon notice of sixty (60) days or less without liability for further payment other than nominal penalty.

Section 5.10 Material Contracts. Schedule 5.10 sets forth a true and correct list of all Material Contracts to which Seller is a party or to Seller’s Knowledge by which any or all of the Assets are otherwise bound. All Material Contracts are to Seller’s Knowledge currently in full force and effect in accordance with their terms. Neither Seller nor, to Seller’s Knowledge, any other party to any such Material Contract is in breach or default of, or with the lapse of time or the giving of notice, would be in breach or default of any of its respective obligations thereunder.

Section 5.11 AFEs. Except as set forth on Schedule 5.11, as of the Execution Date (i) there are no outstanding authorities for expenditure, oral or written commitments or proposals to conduct operations that affect the Assets, (ii) there are no pending or proposed operations to which Seller is or anticipates being a non-consenting party, (iii) there are no obligations to drill additional wells on the Leases or Subject Interests or to engage in any other operation (excluding routine maintenance, repairs and other similar operations in the Ordinary Course of Business) and (iv) all costs and expenses incurred by Seller and attributable to the ownership or operation of any Assets have been paid, or will be paid in the Ordinary Course of Business.

Section 5.12 Partnerships. No portion of the Assets (i) has been contributed to and remains or is currently held by a tax partnership, (ii) to Seller’s Knowledge is subject to any form of agreement deemed by any state or federal Law to be or to have created a tax partnership and which remains in force or effect or (iii) otherwise constitutes to Seller’s Knowledge “partnership property” (as that term is used in Subchapter K, Chapter 1, Subtitle A of the Code) of a tax partnership.

Section 5.13 Consents. Except as set forth on Schedule 5.13, the sale and transfer of the Assets as contemplated hereunder is not subject to the consent of, approval by, waiver from, filing with, payment to or notice to any Third Person (other than a Governmental Authority with respect to a consent, approval, waiver, filing or notice customarily given after the consummation of a sale) or any Affiliate of Seller.

Section 5.14 Preferential Rights. Except as set forth on Schedule 5.14, the sale of the Assets as contemplated hereunder is not subject to any preferential right of purchase, or similar right, in favor of a Third Person or any Affiliate of Seller.

Section 5.15 Hedging. Seller is not a party to any natural gas or other futures or options trading agreement or any price swaps, hedges, futures or similar instruments which bind or affect the Assets.

Section 5.16 Taxes. To Seller’s Knowledge, each Tax return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (a “Tax Return”) required to be filed by Seller with respect to the Assets has been timely and properly filed, and to Seller’s Knowledge, Seller has timely and properly paid all Taxes that are required to be paid by Seller with respect to the Assets (whether or not such Taxes are reflected on a Tax Return). Neither Seller nor any of its Affiliates has received written notice of any pending claim with respect to the Assets from any Governmental Authority for assessment of material Taxes, and there are no ongoing audits, suits, proceedings, assessments, reassessments, deficiency claims or other claims relating to any Taxes with respect to the Assets by any applicable Governmental Authority. There are no extensions or waivers of any statute of limitations with respect to Taxes or Tax liens burdening the Assets except for liens for current Taxes not yet due and payable.

Section 5.17 Title. The Assignment and Bill of Sale to be delivered at Closing shall contain a special warranty of title to the Assets by, through and under Seller, but not otherwise, subject to Permitted Encumbrances. The instruments of transfer, conveyance and assignment executed and delivered by Seller to Purchaser at the Closing will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, sufficient for purposes of recordation and filing where permitted by law, sufficient to transfer, convey and assign to Purchaser all of Seller’s interest in and to the Assets.

Section 5.18 Wells and Operations. All Wells[, whether producing, shut-in, idle, abandoned, or temporarily abandoned,] are described on Exhibit B attached hereto. To Seller’s Knowledge, all Wells have been drilled, operated, completed and, where applicable, plugged and abandoned in compliance with all applicable Laws, Permits, Leases and Contracts. To Seller’s Knowledge, all operations on the Leases have been conducted in compliance with all applicable Laws, Permits, Leases and Contracts.

Section 5.19 Environmental Matters. To Seller’s Knowledge, (i) there have been no operations or activities on or with respect to the Assets that could reasonably be expected to give rise to material liabilities arising under Environmental Laws with respect to the Assets, or that have not been in compliance with all applicable Environmental Laws (including any applicable Permits issued pursuant thereto) and (ii) there are no material outstanding and uncorrected violations of applicable Environmental Laws.

Section 5.20 Compliance and Laws and Permits.

(a)	The Assets have been and currently are owned and used, and to Seller’s Knowledge, operated, in compliance with the provisions and requirements of all applicable Laws affecting the Assets or the ownership or operation of any thereof.

(b)	All Permits necessary for the ownership of the Assets and to Seller’s Knowledge for the operation of the Assets have been obtained and maintained in effect, and to Seller’s Knowledge no material violations exist in respect of such Permits.

(c)	Seller has complied in all material respects with all applicable Laws, including Employment Laws, concerning Seller’s employment of and/or contractual relationship with its employees whose primary work duties involve providing services with respect to the Assets (the “Sespe Employees”), and Seller is not in breach of any agreement(s) relating to the employment of, or relationship of Seller with, the Sespe Employees.

Section 5.21 Take-or-Pay or Bonus Payments. Seller is not obligated, under a take-or-pay or similar arrangement, or by virtue of an election to non-consent or not participate in a past or current operation on an Asset pursuant to the applicable operating agreement, to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the Net Revenue Interest in the Hydrocarbons attributable to such Asset. No Third Party has any right, retained, springing or otherwise, to production, cash bonus payments or profits or other rights in the Assets including rights retained by prior owners at the time of the sale of the Assets to Seller to receive production, cash bonus payments or profits from the Assets if the price of oil exceeds a threshold amount.

Section 5.22 Encumbrances. Other than the Permitted Encumbrances, Seller has not caused nor knowingly allowed any mortgage, lien or other encumbrance to be placed upon or against the Assets that will not be released at or prior to Closing, other than (i) liens for taxes and assessments which are not yet delinquent, or (ii) rights under operating agreements or similar contracts to assert liens against the Assets (but not including rights which have actually been asserted).

Section 5.23 Payout Balances. Except as set forth on Schedule 5.23, there are no Assets that are subject to a payout schedule or payout balance that may impact Purchaser’s Working Interest or Net Revenue Interest as set forth on Exhibit B after the Effective Time.

Section 5.24 Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Article VI
Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as of the Execution Date that:

Section 6.01 Existence. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified with any applicable Governmental Authority to own and operate oil and gas properties in the State of California. Purchaser has full legal power, right and authority to carry on its business as such is now being conducted.

Section 6.02 Authority and Enforceability. Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and all of the agreements contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and all of the agreements contemplated hereby to which Purchaser is a party have been duly and validly authorized, executed and delivered by Purchaser, and each such agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar Laws affecting creditors’ rights generally, and (ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or Law.

Section 6.03 No Violation. Neither the execution and delivery of this Agreement or any other agreement or document to which Purchaser is or will become a party as contemplated by this Agreement, the consummation of the transactions contemplated herein or therein nor compliance by Purchaser with any provisions hereof or thereof will (a) conflict with or result (with or without notice, lapse of time or both) in a breach of any of the terms, conditions or provisions of the organizational documents of Purchaser or (b) violate any Laws applicable to Purchaser (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer).

Section 6.04 Brokers. No broker or finder is entitled to any broker or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or any Affiliate of Purchaser for which Seller has or will have any liability or obligation (contingent or otherwise).

Section 6.05 No Bankruptcy; Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending or, to Purchaser’s Knowledge, threatened against Purchaser or any Affiliate of Purchaser. Purchaser (i) is not entering into this Agreement with the intent to hinder, delay or defraud creditors, (ii) is solvent, (iii) will not become insolvent as a result of the consummation of the transactions contemplated by this Agreement and (iv) is capable of paying its debts as they mature.

Section 6.06 Legal Proceedings. There is no suit, action, claim, demand, investigation, proceeding, lawsuit, litigation, inquiry or arbitration pending or, to Purchaser’s Knowledge, threatened against Purchaser that will materially and adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 6.07 Investment. Purchaser acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing and operating oil and gas properties such as the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own independent due diligence investigation of the Assets, and has been advised by and has relied solely on its own expertise and its own legal, tax, insurance, operations, environmental, reservoir engineering and other professional counsel and advisors concerning this transaction, the Assets and the value thereof.

Section 6.08 Securities Laws. Purchaser is an “accredited investor” as defined in the Securities Act, and is acquiring the Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act, and any other rules, regulations and laws pertaining to the distribution of securities.

Section 6.09 Funds. Purchaser has arranged to have available by the Closing Date, and will have available at the Closing Date, sufficient funds to enable Purchaser to pay in full the Purchase Price as herein provided and otherwise to perform its obligations under this Agreement.

Article VII
Operation of the Assets; Covenants of the Parties

Section 7.01 Operations Pending Closing. Seller agrees, from and after the Execution Date until Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Purchaser, as required by any Governmental Authority, or in situations wherein emergency action is taken in the face of risk to life, property or the environment (provided that prompt notice is thereafter given to Purchaser), to:

(a)	operate, or use commercially reasonable efforts to cause any Third Party operator of the Assets to operate, the Assets in the Ordinary Course of Business, consistent with its practices as of the Effective Time;

(b)	timely pay, or use commercially reasonable efforts to cause any Third Party operator of the Assets to timely pay, all costs and expenses incurred in connection with the Assets, except to the extent such costs and expenses are being contested in good faith utilizing appropriate action in the Ordinary Course of Business;

(c)	maintain Seller’s books of account and records relating to the Assets in the Ordinary Course of Business;

(d)	not enter into or commit to a Material Contract, or materially supplement, amend or change any Material Contract;

(e)	not plug or abandon any Well included as part of the Assets without Purchaser’s prior written consent or written commitment to do so;

(f)	not transfer, sell, mortgage, pledge, encumber or otherwise dispose of (or commit to do so for) any portion of the Assets, other than the sale and/or disposal of Hydrocarbons in the Ordinary Course of Business and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment of the same or better quality has been obtained;

(g)	use commercially reasonable efforts to preserve in full force and effect (and not waive, release or allow to expire) any and all Leases, Contracts, Easements, rights-of-way, permits, licenses and agreements that relate to the Assets;

(h)	use commercially reasonable efforts to protect the confidentiality of all geological and geophysical information that is in Seller’s possession or control concerning the Assets that is neither publicly known nor required by Law to be disclosed;

(i)	carry and maintain insurance coverage with respect to the Assets to the same extent carried and maintained as of the Effective Time;

(j)	submit to Purchaser for prior written approval, all requests for operating or capital expenditures relating to the Assets that involve individual commitments net to Seller of more than Fifty Thousand and No/100 Dollars ($50,000);

(k)	obtain Purchaser’s written approval prior to voting under any operating agreement, joint venture, partnership or similar agreement; and

(l)	not (A) make or change any material Tax election or change any financial accounting or Tax methodology, in each case with respect to the Assets or (B) amend and restate any material Tax Return with respect to the Assets.

Section 7.02 Limitations on the Operational Obligations and Liabilities of Seller.

(a)	From and after the Execution Date and until the Closing, and subject to the provisions of applicable operating agreements and other similar agreements, Seller shall use commercially reasonable efforts to otherwise cause any Third Party operator of the Assets to operate and administer the Assets in a manner consistent with its past practices and as a reasonably prudent operator, and shall carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement.

(b)	Purchaser acknowledges that Seller may own undivided partial interests in certain of the Assets, and Purchaser agrees that the acts or omissions of a Third Party owner or operator shall not constitute a violation of the provisions of this Article VII, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interests in a manner that complies with the provisions of this Article VII.

Section 7.03 Operation of the Assets After the Closing. It is expressly understood and agreed that neither Seller nor its Affiliates shall be obligated to operate any of the Assets following the Closing. Purchaser expressly acknowledges that neither Seller nor any Affiliate of Seller has the ability to insist upon or the right to control or direct that any Third Party designate Purchaser as operator of any of the Assets.

Section 7.04 Casualty Loss.

(a)	Purchaser acknowledges the possibility of loss with respect to, and change in the condition of, the Assets from the Effective Time until the Closing, including but not limited to the depletion of Hydrocarbons, the watering-out of any Well, the collapse of casing, sand infiltration of Wells, the depreciation of Personal Property, or other events or conditions beyond Seller’s reasonable control.

(b)	If after the Effective Time and prior to the Closing (as may be extended with respect to the affected Asset) any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened (each, a “Casualty Loss Event”), this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Purchase Price, but subject to Section 7.04(c) and Section 13.01.

(c)	Notwithstanding Section 7.04(a), in the event of any loss described in Section 7.04(a) or (b), at the Closing, Seller shall pay to Purchaser all sums paid to Seller by Third Parties by reason of the Casualty Loss Event (up to the Allocated Value thereof), including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Purchaser all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking (up to the Allocated Value thereof).

Section 7.05 Access and Investigation. Promptly following execution of this Agreement, Seller shall provide Purchaser with a list of Seller’s personnel initially to be contacted with respect to the transactions contemplated by this Agreement, together with all relevant contact information. At such time, Seller shall also provide Purchaser with a list of operator contacts for all of the Assets that are not operated by Seller or an Affiliate, together with all relevant contact information. Between the Execution Date and the Closing Date, subject to the provisions of Section 3.01, Seller will, and will cause its representatives to, (a) afford Purchaser and its representatives (collectively, “Purchaser’s Advisors”) reasonable access, during normal business hours, to the Seller’s designated personnel, properties, contracts, books and records, and other documents and data, (b) provide Purchaser and Purchaser’s Advisors with access to all such contracts, books and records, and other existing documents and data as Purchaser may reasonably request, and (c) provide Purchaser and Purchaser’s Advisors with access to such additional financial, operating, and other data and information as Purchaser may reasonably request to the extent within Seller’s possession or control. Notwithstanding the foregoing, Seller shall not be required to provide to Purchaser or its representatives (i) any information the disclosure of which is prohibited by applicable law, rule or regulation, or (ii) any information the disclosure of which requires the consent or approval of a Third Party if such consent or approval has not yet been obtained; provided that (i) Seller will notify Purchaser that it is in possession of responsive information, but that the requisite consent or approval has not yet been obtained, and (ii) if requested by Purchaser, Seller shall use commercially reasonable efforts to obtain a waiver of any such restrictions in favor of Purchaser.

Section 7.06 Notification. Between the Execution Date and the Closing Date, each Party will promptly notify the other Party in writing if such Party becomes aware of (i) any fact or condition that causes or constitutes a breach of any Party’s representations and warranties as of the Execution Date, (ii) any Casualty Loss, (iii) any event having a Material Adverse Effect as to the ownership, operation or value of any Asset, or (iv) the occurrence after the Execution Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

Section 7.07 Confidentiality Agreement. Purchaser’s and Purchaser’s Advisors’ access to and review of the Records and all other files, documents, data and information provided by Seller pursuant to the terms of this Agreement shall at all times remain subject to the Confidentiality Agreement.

Article VIII
Seller’s Conditions to Close

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01 Representations. The representations and warranties of Purchaser contained herein that are qualified by materiality shall be true and correct in all respects at and as of Closing as though such representations and warranties were made at such time, and the representations and warranties of Purchaser contained herein that are not so qualified by materiality shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at such time.

Section 8.02 Performance. Purchaser shall have performed all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it in all material respects at or prior to the Closing.

Section 8.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.04 Right to Terminate. Neither Party has exercised its right to validly terminate this Agreement pursuant to Article XIII.

Article IX
Purchaser’s Conditions to Close

The obligations of Purchaser to consummate the transactions provided for herein are subject, at the option of Purchaser, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01 Representations. The representations and warranties of Seller contained herein that are qualified by materiality shall be true and correct in all respects at and as of Closing as though such representations and warranties were made at such time, and the representations and warranties of Seller contained herein that are not so qualified by materiality shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at such time.

Section 9.02 Performance. Seller shall have performed all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it in all material respects at or prior to the Closing.

Section 9.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 9.04 Right to Terminate. Neither Party has exercised its right to validly terminate this Agreement pursuant to Article XIII.

Article X
The Closing

Section 10.01 Time and Place of the Closing. If the conditions referred to in Articles VIII and IX of this Agreement have been satisfied or waived in writing, the closing of the transactions contemplated by this Agreement (the “Closing”) shall (subject to any extensions as provided in this Agreement or as otherwise mutually agreed in writing by the Parties) take place at the offices of Seller located at 4800 Corporate Court, Bakersfield, California 93311 on January 10, 2018, or at such other time and place as may be mutually agreed in writing by the Parties (the “Closing Date”). The obligations of Seller and Purchaser at the Closing are each conditions precedent to the others, and each shall be deemed to have occurred simultaneously.

Section 10.02 Adjustments to Purchase Price.

(a)	The Purchase Price shall be increased by the following amounts (without duplication):

(i)	the amount of all costs, expenses and charges relating to the Assets, or the ownership, use or operation of the Assets, other than Taxes, which are addressed in Article XII, which are paid by Seller or its Affiliates and are attributable to the period of time from and after the Effective Time, excluding any costs, expenses or charges related to the curing of any Title Defects or Environmental Defects;

(ii)	all upward Purchase Price adjustments for Title Benefits determined in accordance with Section 3.07;

(iii)	the amount of all proceeds and revenues related to the Assets which are received by or credited in favor of Purchaser, net of any production, severance and similar Taxes attributable thereto that have been paid by or on behalf of Purchaser, and which are attributable to the period of time prior to the Effective Time; and

(iv)	any other amount provided for in this Agreement or mutually agreed upon in writing by Purchaser and Seller.

(b)	The Purchase Price shall be decreased by the following amounts (without duplication):

(i)	The Allocated Value of any Asset sold prior to the Closing to the holder of a preferential right pursuant to Section 3.05;

(ii)	all downward Purchase Price adjustments for Title Defects and Environmental Defects determined in accordance with Article III and Article IV;

(iii)	the Allocated Value, if any, of all Assets deemed to constitute Excluded Assets under the provisions of this Agreement;

(iv)	all sums paid to, credited in favor of or received by Seller for all Casualty Losses;

(v)	the amount of all costs, expenses and charges relating to the Assets, or the ownership, use or operation of the Assets, other than Taxes, which are addressed in Article XII, which are paid by Purchaser or its Affiliates and which are attributable to the period of time before the Effective Time;

(vi)	the amount of all proceeds and revenues related to the Assets which are received by or credited in favor of Seller, net of any production, severance and similar Taxes attributable thereto that have been paid by or on behalf of Seller, and which are attributable to the period of time from and after the Effective Time; and

(vii)	any other amount provided for in this Agreement or mutually agreed upon in writing by Purchaser and Seller.

(c)	The adjustments described in Sections 10.02(a) and (b) are hereinafter referred to as the “Purchase Price Adjustments.”

Section 10.03 Closing Statement. Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement of the estimated Purchase Price Adjustments taking into account the adjustments set forth in Section 10.02 (the “Closing Statement”). At the Closing, Purchaser shall pay the Purchase Price (as adjusted by the estimated Purchase Price Adjustments reflected on the Closing Statement). Any estimated Purchase Price Adjustments proposed by Seller but not agreed to by Purchaser at or before the Closing shall be resolved in accordance with Section 11.02.

Section 10.04 Actions of Seller at the Closing.

At the Closing, Seller shall deliver to Purchaser:

(a)	the Assignment and Bill of Sale (executed by Seller), in sufficient counterparts to facilitate recording in the applicable counties, together with such other assignments and related instruments as may be required by any Governmental Authority including, without limitation, change of operator and well transfer forms;

(b)	a statement (executed by Seller) described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;

(c)	multiple counterparts of mutually acceptable division orders, transfer orders or letters in lieu thereof (executed by Seller) and joint directions to purchasers or pipeline transporters, as appropriate, necessary to inform same of consummation of the transactions contemplated hereby;

(d)	the Closing Statement, duly executed by Seller;

(e)	all written Third Party waivers, consents and approvals that Seller has obtained for Seller’s consummation of the transactions hereunder;

(f)	duly executed releases of all Liens and other encumbrances burdening the Assets;

(g)	a certificate by a senior officer of Seller certifying with respect to the matters set forth in Sections 9.01 and 9.02;

(h)	an amount equal to all funds held in suspense by Seller as set forth on Schedule 5.07;

(i)	Seller will execute and deliver to Buyer California Form 593-C, California Real Estate Withholding Certificate, certifying an exemption from withholding;

(j)	any other instruments or agreements provided for herein, otherwise necessary to effectuate the transactions contemplated hereby, or reasonably requested by Purchaser; and

(k)	any such further documents or instruments as may be agreed upon by the Parties as being reasonably necessary to complete the Closing.

Section 10.05 Actions of Purchaser at the Closing.

At the Closing, Purchaser shall deliver to Seller:

(a)	a wire transfer of the Purchase Price (as adjusted pursuant to the provisions of Sections 10.02 and 10.03 hereof), less the Deposit, by wire transfer of immediately available funds to an account or accounts specified by Seller in writing prior to Closing;

(b)	the Assignment and Bill of Sale (executed by Purchaser), in sufficient counterparts to facilitate recording in the applicable counties, together with such other assignments and related instruments as may be required by any Governmental Authority including, without limitation, change of operator and well transfer forms;

(c)	multiple counterparts of mutually acceptable division orders, transfer orders or letters in lieu thereof (executed by Purchaser) and joint directions to purchasers or pipeline transporters, as appropriate, necessary to inform same of consummation of the transactions contemplated hereby;

(d)	the Closing Statement, duly executed by Purchaser;

(e)	a certificate by the Manager of Purchaser certifying with respect to the matters set forth in Sections 8.01 and 8.02;

(f)	any other instruments or agreements provided for herein, otherwise necessary to effectuate the transactions contemplated hereby, or reasonably requested by Seller; and

(g)	any such further documents or instruments as may be agreed upon by the Parties as being reasonably necessary to complete the Closing.

Article XI
Post Closing Obligations

Section 11.01 Allocation of Expense and Revenues.

(a)	Provided that the Closing occurs, (i) Purchaser will be entitled to all proceeds from sales of Hydrocarbons produced and saved from and after the Effective Time and any other revenues arising out of the ownership, use or operation of the Assets from and after the Effective Time, and will be responsible for all applicable production, severance and similar Taxes and all costs and expenses that are incurred in connection with the ownership or operation of the Assets from and after the Effective Time (excluding (y) any costs or expenses related to, arising out of or in connection with any items for which Seller has agreed to provide Purchaser an indemnity, and (z) any costs or expenses related to, arising out of or in connection with any Title Defects or Environmental Defects that Seller has cured), including, without limitation, all drilling costs, all capital expenditures, all overhead charges under applicable operating agreements or other similar agreements; and (ii) Seller will be entitled to all proceeds from sales of Hydrocarbons produced, saved and sold prior to the Effective Time and any other revenues arising out of the ownership, use or operation of the Assets prior to the Effective Time and will be responsible for all applicable production, severance and similar Taxes and all costs and expenses that are incurred in connection with the ownership, use or operation of the Assets prior to the Effective Time. If after the Closing a Party receives any proceeds to which the other Party is entitled under this Section 11.01(a), then the Party receiving such proceeds shall immediately deliver same to the Party entitled to same.

(b)	In addition to the foregoing, Seller will be paid (i) the amount as of the Effective Time of all prepaid ad valorem, property or similar Taxes and assessments based upon or measured by ownership of the Assets and any prepaid costs, including rentals and insurance premiums, insofar as such prepaid costs relate to periods of time after the Effective Time, and (ii) the value (net of severance Taxes, royalties, overriding royalties and related burdens that have been paid by Seller) of all merchantable Hydrocarbons produced prior to the Effective Time but in storage in tanks or above the inlet connection or upstream of the applicable sales meter on the Closing Date.

(c)	In addition to the foregoing, Purchaser will be paid an amount equal to all unpaid ad valorem, property, production, severance and similar Taxes and assessments based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such Taxes and assessments for the preceding tax year (such amount to be apportioned between the Parties for the period of each Party’s ownership before and after the Effective Time).

(d)	All amounts due under this Section 11.01 will be settled in accordance with the Final Accounting Statement under Section 11.02, without any duplication or double recovery by the Parties.

Section 11.02 Final Accounting Statement.

(a)	On or before ninety (90) days after the Closing Date, Seller shall prepare and deliver to Purchaser a post-closing statement setting forth a detailed calculation of all adjustments not taken into account in preparing the Closing Statement (the “Final Accounting Statement”). The Final Accounting Statement shall include any adjustment or payment which was not fully and finally determined as of the Closing Date and reflected in the Closing Statement and the allocation of revenues and expenses as determined in accordance with Section 11.01. To the extent reasonably required by Seller, Purchaser shall assist in the preparation of the Final Accounting Statement and Purchaser agrees to provide Seller with reasonable access to such data and information as Seller may reasonably request supporting the amounts reflected on the Final Accounting Statement.

(b)	The Final Accounting Statement shall become final and binding upon the Parties on the thirtieth (30th) day following receipt thereof by Purchaser (the “Final Settlement Date”) unless Purchaser gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. If Purchaser gives such notice, the Final Settlement Date shall be the date on which a revised statement reflecting the resolution of all matters set forth in the Notice of Disagreement either by mutual agreement or pursuant to Section 16.01 has been received by both Parties. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the Dispute (as defined in Section 16.01) evidenced by the Notice of Disagreement in accordance with Article XVI.

(c)	In the event an Asset deemed to be an Excluded Asset hereunder is conveyed to Purchaser pursuant to the terms of this Agreement subsequent to the Final Statement Date, Seller shall prepare and deliver to Purchaser a similar statement to reflect any adjustments arising from such transfer and the remaining provisions of this Agreement shall apply thereto.

(d)	Within five (5) Business Days after the Final Settlement Date, Seller shall pay to Purchaser or Purchaser shall pay to Seller, as applicable, in immediately available funds the net amount due, as reflected by the Final Accounting Statement as agreed to by the parties, as deemed final or as adjusted and resolved by the Parties or Independent Expert in accordance with Article XVI.

Section 11.03 Seismic Licenses. The Parties acknowledge that to the extent any seismic licenses that may be included among the Excluded Assets provide that an assignee of Seller’s interests in the Leases affected by such seismic licenses has the right to obtain a similar seismic license from the licensor at a discounted or fixed price, then subject to the terms and provisions thereof, Purchaser shall have the right to (a) review, subject to any restrictions contained therein, all seismic licenses included among the Excluded Assets and (b) upon and after Closing exercise any such rights of any such assignee. Accordingly, Seller shall cooperate with Purchaser in its exercise of any such rights at Purchaser’s sole cost and expense.

Section 11.04 Further Cooperation. Seller shall make the Contracts and Records available to be picked up by Purchaser at the offices of Seller promptly following the Closing to the extent the Contracts and Records are in the possession of Seller or an Affiliate and are not subject to contractual restrictions on transferability as set forth on Schedule 5.13. Seller shall have the right to retain copies of any of the Contracts and Records. Furthermore, on and after the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Purchaser and to accomplish the orderly transfer of the Assets to Purchaser in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

Section 11.05 Purchaser’s Right to Audit. Seller and Purchaser acknowledge and agree that the Assets cover and include all of Seller’s rights to audit any Third Party operators of the Assets for the periods prescribed in the relevant agreements covering the Assets acquired by Purchaser, including for the two (2) calendar years preceding the Effective Time (“Operator Audit”). Subject to any adjustments to the Purchase Price as contemplated by the Final Accounting Statement, Purchaser shall have the right to conduct (at Purchaser’s sole cost and expense) one or more Operator Audits; provided that Purchaser agrees that no Operator Audit shall be commenced prior to the Final Settlement Date. Should Purchaser, as a result of any such Operator Audit, in good faith determine that additional financial information is necessary from Seller in order to verify the results of such audit(s), then upon providing written notice to Seller within one (1) year after the Closing Date specifying the additional financial information requested and the basis therefore, Seller agrees to either provide such information to Purchaser or allow Purchaser to review during Seller’s normal business hours any of Seller’s books and records pertaining to the requested information insofar as they pertain to the Assets. All proceeds, receipts, reimbursements, credits, income and claims discovered by Purchaser as a result of any Operator Audit, together with all costs, expenses, set offs, liabilities and claims determined by Purchaser, as a result of any Operator Audit, to be owed by Seller, in each case attributable to the Assets and relating to that period of time prior to the Effective Time, shall become the property of Purchaser or the obligation of Purchaser, as may be the case, irrespective of whether any such amounts are attributable to the ownership of the Assets prior to the Effective Time. In the event of a conflict between the provisions of this Section 11.05 governing the allocation of revenues and expense obligations identified as a result of an Operator Audit and other more general provisions of this Agreement calling for the allocation of revenues and expense obligations between Seller and Purchaser based on whether such revenue and expense obligations are attributable to the period of time before or after the Effective Time, the provisions of this Section 11.05 shall control.

Article XII
Tax Matters

Section 12.01 Transfer Taxes. Purchaser shall be responsible for and shall pay all sales, use or similar Taxes (other than Taxes on gross income, net income or gross receipts) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement. The Parties shall use commercially reasonable efforts and cooperate in good faith to exempt the property transfers to be made to Purchaser from any of the transfer Taxes addressed in this Section 12.01.

Section 12.02 Ad Valorem and Similar Taxes. Subject to the provisions of Sections 11.01(b) and 11.01(c), ad valorem, property and similar Taxes and assessments based upon or measured by the value of the Assets shall be divided or prorated between the Parties as of the Effective Time. Subject to the adjustments provided for in Sections 11.01(b) and (c), Seller shall retain responsibility for such Taxes attributable to the period of time prior to the Effective Time and Purchaser shall assume responsibility for the period of time from and after the Effective Time.

Section 12.03 Severance and Production Taxes. All Taxes based on the production of Hydrocarbons shall be deemed attributable to the period during which such production occurred, and not to the period during which such Taxes are assessed.

Article XIII
Termination

Section 13.01 Right of Termination. This Agreement may be terminated:

(a)	at any time at or prior to the Closing by the mutual written consent of the Parties;

(b)	subject to the last proviso in Section 13.01, by Seller on the Closing Date if the conditions set forth in Article VIII have not been satisfied in all material respects by Purchaser or waived by Seller in writing by the Closing Date;

(c)	subject to the last proviso in Section 13.01, by Purchaser on the Closing Date if the conditions set forth in Article IX have not been satisfied in all material respects by Seller or waived by Purchaser in writing by the Closing Date;

(d)	subject to the last proviso in Section 13.01, by either Party if the Closing shall not have occurred on or before January 10, 2018;

(e)	by either Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein; provided, however, that the pendency or delay of any application to a Governmental Authority for permission to drill or to conduct any other operation, or for change of operatorship or other matter affecting any Asset, shall not constitute or be deemed to be an order, judgment, decree or other action for purposes of this subsection (e);

(f)	by either Party if, without duplication (i) the aggregate amount of the Purchase Price adjustments agreed by Seller and Purchaser or otherwise finally determined pursuant to this Agreement (whether for being deemed an Excluded Asset or otherwise) with respect to all uncured Title Defects (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits agreed by Seller and Purchaser), plus (ii) the aggregate amount of the Purchase Price adjustments agreed by Seller and Purchaser or otherwise finally determined pursuant to this Agreement (whether for being deemed an Excluded Asset or otherwise) with respect to all uncured Environmental Defects, plus (iii) the aggregate amount of all casualty losses not covered by insurance (which aggregate amount shall include any deductibles or self-insured retentions) that can reasonably be repaired, replaced or otherwise corrected within ninety (90) days of the Casualty Loss Event without a cost attributable to the Assets of more than One Million and No/100 Dollars ($1,000,000.00), plus (iv) the aggregate Allocated Value of any Assets affected by a Casualty Loss Event that cannot be repaired, replaced or otherwise corrected within ninety (90) days of the Casualty Loss Event, or which can be repaired, replaced or corrected within such ninety (90) day period but at a cost attributable to the Assets of more than One Million and No/100 Dollars ($1,000,000.00); exceeds fifteen percent (15%) of the unadjusted Purchase Price; or

(g)	as otherwise expressly provided herein;

provided, however, that a Party shall not have the right to terminate this Agreement pursuant to clause (b), (c) or (d) above if such Party is at such time in material breach of this Agreement.

Section 13.02 Effect of Termination.

(a)	If this Agreement is terminated as provided in Section 13.01, this Agreement shall forthwith become void and, except as otherwise provided in Section 2.02 and as provided in this Section 13.02, there shall be no liability on the part of any Party hereto with respect thereto; provided, however, subject to Section 17.01, nothing herein shall relieve Seller from liability to Purchaser if this Agreement is terminated by Purchaser as provided in Section 13.01(c). If Seller terminates this Agreement pursuant to Section 13.01(b), Seller shall be entitled to retain the Deposit together with all interest earned thereon as liquidated damages, as Seller’s sole and exclusive remedy for any such breach by Purchaser hereunder. Seller and Purchaser agree upon the amount of the Deposit and such interest as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Purchaser agree that the amount of the Deposit and such interest is a reasonable estimate of Seller’s loss in the event of any such default by Purchaser.

(b)	Notwithstanding the termination of this Agreement, the provisions of Sections 4.01(b), 4.01(c), 5.04, 6.04, 7.07, 17.01, 17.03, 17.05, 17.06, 17.07, 17.08, 17.10, 17.11, 17.12, 17.13, 17.16 and Article XIII shall survive indefinitely and remain in force and effect.

Article XIV
Obligations and Indemnification

Section 14.01 Purchaser’s Indemnification. Provided that the Closing occurs, PURCHASER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS, MANAGERS, SHAREHOLDERS, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “SELLER INDEMNITEES”) FROM AND AGAINST ANY AND ALL DAMAGES AS A RESULT OF, ARISING OUT OF, OR RELATED TO (I) ANY BREACH OR INACCURACY OF THE REPRESENTATIONS AND WARRANTIES OF PURCHASER SET FORTH IN THIS AGREEMENT, (II) ANY BREACH OR FAILURE TO PERFORM OR SATISFY ANY OF THE COVENANTS OR OBLIGATIONS OF PURCHASER SET FORTH IN THIS AGREEMENT AND (III) THE ASSUMED OBLIGATIONS; IN ANY SUCH EVENT REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE, GROSS OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER WRONGDOING OF ANY OF THE SELLER INDEMNITEES.

Section 14.02 Seller’s Indemnification. Provided that the Closing occurs, SELLER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS PURCHASER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS, MANAGERS, SHAREHOLDERS, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “PURCHASER INDEMNITEES”) FROM AND AGAINST ANY AND ALL DAMAGES AS A RESULT OF, ARISING OUT OF OR RELATED TO (I) ANY BREACH OR INACCURACY OF THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT, (II) ANY BREACH OR FAILURE TO PERFORM OR SATISFY ANY OF THE COVENANTS OR OBLIGATIONS OF SELLER SET FORTH IN THIS AGREEMENT AND (III) THE RETAINED OBLIGATIONS; IN ANY SUCH EVENT REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE, GROSS OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER WRONGDOING OF ANY OF THE PURCHASER INDEMNITEES. Except as otherwise set forth below, the indemnification obligations of Seller under this Section 14.02:

(a)	shall only apply if Purchaser has provided Seller with written notice of a good faith claim for indemnification within one (1) year of the Closing, except with respect to such claims arising from a breach of a representation and warranty contained in Section 5.16, notice of which must be provided no later than sixty (60) days following the expiration of the relevant statute of limitations, or with respect to a claim arising from Seller’s obligation under Section 12.02 or Section 12.03, notice of which may be provided at any time; and

(b)	shall be limited to amounts in the aggregate in excess of Six Hundred Thousand and No/100 Dollars ($600,000.00) (threshold) up to a maximum aggregate liability of ten percent (10.0%) of the Purchase Price.

The provisions of subparts (a) and (b) above do not apply to or limit any obligations and liability of Seller arising under or related to any Retained Obligations, and the provisions of subpart (b) above do not apply to or limit any obligations and liability of Seller for any Damages arising out of any breach of any of the representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.04 or 5.16.

Section 14.03 Notices and Defense of Indemnified Matters. Each Party shall promptly notify the other Party of any matter of which it becomes aware and for which it is entitled to indemnification from such other Party under this Agreement. The indemnifying Party shall be obligated to defend, at such indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any matter for which such indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement. However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such matter at its own expense.

Article XV
Limitations on Representations and Warranties

Section 15.01 No Warranty. Except as otherwise provided in this Agreement, Seller makes no warranty of any kind, express, implied or statutory, with respect to the Assets.

Section 15.02 Disclaimers of Representations and Warranties. The express representations and warranties of Seller and Purchaser contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE ASSIGNMENT AND BILL OF SALE, PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND PURCHASER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER, AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE ASSIGNMENT AND BILL OF SALE, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND PURCHASER HEREBY WAIVES, AS TO ALL WELLS, PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES OR COMMON LAW TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS OR REDHIBITORY VICES, WHETHER KNOWN OR UNKNOWN, (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vii) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. IT IS THE EXPRESS INTENTION OF PURCHASER AND SELLER THAT THE WELLS, PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO PURCHASER, AND PURCHASER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND PURCHASER REPRESENTS TO SELLER THAT PURCHASER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH WELLS, PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS PURCHASER DEEMS APPROPRIATE, PRIOR TO CLOSING. SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 15.03 Survival. The representations, warranties, covenants and obligations of Purchaser under this Agreement shall survive the Closing indefinitely, unless a shorter time period is provided elsewhere in this Agreement in which case such shorter time period shall apply. The obligations of Seller in Section 3.04, Section 4.03, Section 5.07, Section 5.12, Section 12.02 and Section 17.14 and with respect to any Retained Obligations shall survive the Closing indefinitely; all other representations, warranties, covenants and obligations of Seller under this Agreement (other than an obligation of Seller arising from a breach of a representation and warranty contained in Section 5.16) shall survive Closing for a period of one (1) year from the Closing, unless a shorter or longer time period is provided elsewhere in this Agreement in which case such shorter or longer time period shall apply. The representations and warranties in Section 5.16 and Seller’s obligations arising from a breach thereof shall survive Closing until sixty (60) days following the expiration of the relevant statute of limitations. Notwithstanding the foregoing, should Purchaser timely notify Seller of any matter for which Purchaser is entitled to indemnity under this Agreement, as provided in Section 14.02, then with respect to those matters only Seller’s obligations shall survive Closing until such time as those obligations have been fully satisfied or discharged.

Article XVI
Dispute Resolution for Particular Issues

Section 16.01 General. Any and all claims, disputes, controversies or other matters in question arising out of or relating to title issues, environmental issues, or calculation of the Final Accounting Statement or revisions thereto (all of which are referred to herein as “Disputes”, but which term shall not include any other claims, disputes, controversies or other matters in question arising under this Agreement) shall be resolved in the manner prescribed by this Article XVI.

Section 16.02 Senior Officers. If a Dispute occurs that the senior representatives of the Parties responsible for the transactions contemplated by this Agreement have been unable to settle or agree upon a resolution thereof within a period of fifteen (15) days after such Dispute arose, Seller shall nominate and commit one of its senior officers, and Purchaser shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than thirty (30) days after the Dispute has arisen to attempt to resolve same. If such senior officers have been unable to resolve such Dispute within a period of fifteen (15) days after such meeting, or if such meeting has not occurred within forty-five (45) days following such Dispute arising, then either Party shall have the right, by written notice to the other, to resolve the Dispute through the relevant Independent Expert pursuant to Section 16.03.

Section 16.03 Independent Expert.

(a)	Purchaser and Seller shall each have the right to submit any Dispute regarding title issues, environmental issues, or calculation of the Final Accounting Statement or revisions thereto, to an independent expert appointed in accordance with this Section 16.03 (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by the mutual agreement of the Parties from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as defined in Subsection (b) of this Section 16.03).

(b)	Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures of the Federal Arbitration Act and the Commercial Arbitration and Mediation Rules of the American Arbitration Association (the “Rules”) to the extent such Rules do not conflict with the Federal Arbitration Act or the provisions of this Agreement. The Independent Expert shall be instructed by the Purchaser and Seller to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon all Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court. In no event shall the Independent Expert have any authority to award any punitive, indirect, special, exemplary or consequential damages. In no event shall the Independent Expert award either Party more than the amount initially claimed by such Party.

(c)	The charges and expenses of the Independent Expert shall be shared equally by the Parties. Other than such charges and expenses of the Indepdent Expert, each Party shall bear its own costs incurred in connection with any arbitration held pursuant to this Agreement.

(d)	Any arbitration hearing held pursuant to Section 16.03 shall be held in Los Angeles, California.

Section 16.04 Limitation on Arbitration. ALL OTHER DISAGREEMENTS, DIFFERENCES OR DISPUTES ARISING BETWEEN SELLER AND PURCHASER UNDER OR PURSUANT TO THIS AGREEMENT (AND NOT COVERED BY SECTION 16.03) SHALL NOT BE SUBJECT TO ARBITRATION BUT SHALL BE DETERMINED IN ACCORDANCE WITH SECTION 17.11.

Article XVII
Miscellaneous

Section 17.01 Consequential Damages. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any punitive, indirect, special, exemplary or consequential damages in connection with the transactions contemplated by this Agreement, unless same are a part of a Third Party claim for which a Party is seeking indemnification hereunder.

Section 17.02 Names. As soon as reasonably possible after the Closing, but in no event later than thirty (30) days after the Closing, and except as required otherwise by applicable Law, Purchaser shall (to the extent applicable) remove the names of Seller and its Affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies and to Third Parties (as appropriate) to place the title or other indicia of ownership in a name other than the name of Seller or any of its Affiliates, or any variations thereof.

Section 17.03 Expenses. Each Party shall be solely responsible for all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 17.04 Retention of Records. Purchaser shall retain and preserve the Records for a period of no less than four (4) years following the Closing Date, and shall allow Seller or its representatives to inspect the Records at reasonable times and upon reasonable notice during Purchaser’s regular business hours during such time period. Seller shall have the right during such time period to make copies of the Records at its sole cost, risk and expense.

Section 17.05 Entire Agreement. This Agreement, the documents to be executed hereunder, the schedules and exhibits attached hereto and the Confidentiality Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless such supplement, amendment, alteration, modification or waiver (i) is executed by each Party, (ii) is in writing and (iii) specifically references this Agreement.

Section 17.06 Waiver. Any failure by either Party to comply with any of its obligations, agreements or conditions contained herein may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 17.07 Publicity. No Party will issue any public announcement or press release concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (except as required by Law or applicable stock exchange rules or regulations, and in such case with prior written agreement between the Parties on the wording of the announcement or press release, such consent not to be unreasonably withheld, conditioned or delayed).

Section 17.08 Certain Rules of Construction and Interpretation.

(a)	The captions, titles and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that (a) they have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) they, and their respective counsel, have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring either Party because of the authorship of any provision of this Agreement.

(b)	This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement.

(c)	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

(d)	Whenever any notice to be given or payment to be made pursuant to this Agreement would otherwise be required to be given or made on a day that is not a Business Day, such notice shall be given or such payment may be made on or before the first Business Day following such day.

(e)	Unless otherwise specified, all references to amounts of money in this Agreement refer to the lawful currency of the United States of America.

(f)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(g)	The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such persons or circumstances as the context otherwise permits.

(h)	The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof”, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article”, “this Section”, “this subsection”, “this clause”, and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

(i)	Any reference to a statute shall mean the statute in force as at the Execution Date (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

(j)	Any reference to an action taken by a Person in the ordinary course means that such action is consistent with past practices of such Person and is taken in the ordinary course of the normal operations of such Person.

Section 17.09 No Third Party Beneficiaries. Except as provided in Article XIV, nothing in this Agreement shall provide any benefit to any Person other than the Parties or entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third-party beneficiary contract.

Section 17.10 Assignment. Neither Party may assign this Agreement or its rights under this Agreement or delegate any performance obligations under this Agreement without the other Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 17.11 Governing Law. This Agreement, all other documents delivered pursuant hereto and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of California, without giving effect to principles of conflicts of law that would result in the application of the Laws of another jurisdiction (except that with respect to any Disputes that are arbitrated pursuant to the terms of this Agreement, the Federal Arbitration Act shall control). The Parties agree to exclusive jurisdiction and venue of the Superior Court of Kern County, Metropolitan Division, located in Bakersfield, California, and the California Fifth District Court of Appeal, and hereby consent and agree that any action or proceeding in connection with this Agreement shall be brought in such courts. Each Party hereby waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in any inconvenient forum, and agrees not to plead or claim the same.

Section 17.12 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, or overnight courier, or by electronic mail or facsimile if promptly followed by notice in one of the other manners specified above, to the addresses of the pertinent Party or Parties set forth below. Any such notice shall be effective only upon receipt.

Seller:	Seneca Resources Corporation 1201 Louisiana Street, Suite 2600 Houston, Texas 77002 Attn: Ben Elmore Fax: (713) 654-2662 Email: elmoreb@srcx.com
Purchaser:	Carbon California Company, LLC 1700 Broadway, Suite 1170 Denver, Colorado 80290 Attn: Patrick R. McDonald Fax: (720) 407-7031 Email: pmcdonald@carbonnaturalgas.com

Any Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 17.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, and the Parties shall negotiate in good faith to, and shall, modify this Agreement to revise or replace any such term or provision so as to effect their original intent.

Section 17.14 Like Kind Exchange. Any Party shall have the right to structure the sale and purchase of the Assets as a “like kind exchange” pursuant to Section 1031 of the Code by so notifying the other Party in writing not less than five (5) Business Days prior to Closing. Should a Party so elect, the other Party agrees to cooperate in good faith, but shall not be obligated to incur any expense or assume any liability in connection therewith. THE ELECTING PARTY SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE NON-ELECTING PARTY FROM ANY RESPONSIBILITY OR LIABILITY RELATED TO SUCH ELECTION.

Section 17.15 Counterpart Execution; Effectiveness. This Agreement shall not be effective until it is executed and delivered by Seller and Purchaser. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one agreement, but each counterpart shall be considered an original. This Agreement may be executed and delivered by exchange of facsimile or PDF copies showing the signatures of the Parties, and those facsimile or PDF copies showing the signatures of the Parties will constitute originally signed copies of the same agreement requiring no further execution.

Section 17.16 Conspicuousness. Each of the Parties specifically acknowledges and agrees that (a) it has a duty to read this Agreement and it is charged with notice and knowledge of the terms hereof and (b) it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement. Each Party further agrees that it will not contest the validity or enforceability of any provision of this Agreement on the basis that the Party had no notice or knowledge of such provision or that such provision is not “conspicuous”. The Parties expressly hereby acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” or in “ALL CAPS” satisfy any requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

Section 17.17 Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity.

Section 17.18 Purchaser Offers of Employment. As soon as reasonably practicable following the Execution Date, Seller shall make available to Purchaser each Sespe Employee to discuss potential employment with Purchaser, subject to mutually and reasonably agreeable parameters that are intended to minimize disruption to Seller’s business operations. No less than ten (10) days prior to the Closing Date, Purchaser shall inform Seller of any Sespe Employees to whom Purchaser will make an offer of employment with Purchaser. Each offer of employment by Purchaser pursuant to this Section 17.18 shall be in writing and shall offer employment as of the Closing, and may be subject to, and conditioned upon, the occurrence of the Closing and satisfaction of Purchaser’s applicable pre-employment screening processes. Seller shall not interfere with any such employment offer or negotiations by Purchaser to employ any such Sespe Employee or discourage any Sespe Employee from accepting employment with Purchaser; provided, however, the Sespe Employees will have the right to apply to any open employment positions Seller may have, and any offer of employment or negotiations relating to same between Seller and a Sespe Employee shall not constitute interference with Purchaser’s employment offer or negotiations with such Sespe Employee. Each Sespe Employee who accepts an offer of employment with Purchaser, satisfies Purchaser’s applicable pre-employment screening processes and assumes employment with Purchaser will begin such employment the next Business Day following the Closing, and the employment by Seller of such Sespe Employee will be deemed terminated as of the Closing. Seller is solely responsible for the termination of and payment of any benefits owed to any Sespe Employee that accepts employment with Purchaser, and Seller agrees not to enforce any non-competition covenants (excluding any non-disclosure obligations relating to proprietary and trade secret information) between Seller and such Sespe Employee solely to the extent such covenants would restrict or encumber such Sespe Employee’s ability to perform any of his or her duties related to the Assets as an employee of Purchaser. If any notice under the WARN Act or similar Law is required in connection with the foregoing, such notice(s) shall be the sole responsibility of Seller.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the Execution Date.

SELLER: SENECA RESOURCES CORPORATION

By:	/s/ John P. McGinnis
Name:	John P. McGinnis
Title:	President

PURCHASER: CARBON CALIFORNIA COMPANY, LLC

By:	Carbon Natural Gas Company,
Its Manager

By:	/s/ Patrick R. McDonald
Patrick R. McDonald,
Chief Executive Officer

[Signature Page to Purchase and Sale Agreement dated as of October ___, 2017, between Seneca Resources Corporation, as Seller, and Carbon California Company, LLC, as Buyer]

APPENDIX I

TO THAT CERTAIN PURCHASE AND SALE AGREEMENT DATED AS OF OCTOBER 20, 2017 BETWEEN SENECA RESOURCES CORPORATION, AS SELLER, AND CARBON CALIFORNIA COMPANY, LLC, AS BUYER

DEFINITIONS

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management of an entity, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Purchase and Sale Agreement, as amended, supplemented or modified from time to time, in accordance with the terms hereof.

“Allocated Values” has the meaning as set forth in Section 2.03.

“Assets” means all of Seller’s right, title and interest in and to the following:

(a)	the oil, gas and mineral leases, subleases and other leasehold interests and Working Interests, each being more particularly described in Exhibit A attached hereto (collectively, including such Working Interests, the “Leases”);

(b)	any and all overriding royalty interests, shut-in royalty interests, royalty interests, fee interests, mineral fee interests, net profits interests, production payments and other interests of any kind in and to the Leases or the lands covered thereby, assignments and other documents of title, each being more particularly described in Exhibit A and/or Exhibit B attached hereto (collectively, the “Subject Interests,” or singularly, a “Subject Interest”);

(c)	all rights incident to the Leases and the Subject Interests, including, without limitation, (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under or with respect to the Leases and the Subject Interests; and (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Lease or Subject Interest being a part thereof (collectively, the “Units”),

(d)	all Hydrocarbons (as defined in Subsection (f) below), or proceeds from the sale thereof, produced at or after the Effective Time (as hereinafter defined) attributable to any of the Leases, Subject Interests or Units, and all Hydrocarbons produced before the Effective Time but in storage above the inlet connection or upstream of the applicable sales meter at the Effective Time;

Appendix I: Page 1

(e)	all surface only fee interests, easements, rights-of-way, rights-of-use, surface leases, surface use agreements, subsurface agreements, pass-through agreements, licenses, authorizations, permits, servitudes and other estates or similar rights and privileges directly related to or used in connection with any or all of the Leases, Subject Interests or Units (collectively, the “Easements”), including, without limitation, the Easements being more particularly described in Exhibit A attached hereto;

(f)	all personal property, vehicles, equipment, fixtures, pipelines, facilities, inventory and improvements located on or used in connection with any or all of the Leases, Subject Interests, Units and Easements or with the production, treatment, gathering, transportation, processing, sale or disposal of oil, gas, condensate or other gaseous and liquid hydrocarbons (collectively, the “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, those being more particularly described in Exhibit B attached hereto, and including, without limitation, all wells (including without limitation all oil and gas wells and all other wells and wellbores, whether producing, shut-in, idle, injection, cooperative, saltwater disposal, water supply, plugged, unplugged or abandoned) located on the lands covered by the Leases and Subject Interests or on lands with which the Leases and Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including, without limitation, the wells being more particularly described in Exhibit B attached hereto (collectively, the “Wells”), wellhead equipment, pumps, roads, tanks, trailers, flowlines, gathering systems, piping, valves, meters, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities, tools and machinery (collectively, the “Personal Property”);

(g)	all contracts, agreements, rights, and other arrangements that directly relate to any or all of the Subject Interests, Leases, Units, Easements, Wells or Personal Property, including, without limitation, the right to any refund of Taxes arising from Taxes attributable to periods after the Effective Time, the Material Contracts, production sales contracts, farmout agreements, operating agreements, processing contracts, gathering contracts, transportation contracts, saltwater disposal agreements and other water-related agreements, settlement agreements or judgments to which Seller is or was a party, and balancing contracts (collectively, the “Contracts”);

(h)	all books, records, files, muniments of title, reports, documents and materials (including, without limitation, all lease records, well records, division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, operations records, environmental records, accounting records and correspondence] that relate to the Assets (collectively, the “Records”);

Appendix I: Page 2

(i)	to the extent assignable, the Emission Reduction Credits listed on Exhibit B attached hereto; and

(j)	to the extent assignable, all rights to warranties, indemnities and releases from Third Parties to Seller regarding any of the foregoing.

Notwithstanding the foregoing, the Assets shall not include any of the Excluded Assets.

“Assignment and Bill of Sale” means the form of Assignment and Bill of Sale attached hereto as Exhibit “D”.

“Assumed Obligations” of Purchaser means, subject to the next sentence, all duties, obligations and liabilities of every kind and character arising out of or relating to the Assets or the ownership, use or operation thereof, whether attributable to periods before or after the Effective Time, including, without limitation, those arising out of (a) the terms of the Material Contracts, (b) Imbalances, (c) ad valorem, property, severance and other similar Taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom at or after the Effective Time, (d) the condition of the Assets, regardless of whether such condition arose before or after the Effective Time, (e) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets, (f) obligations to restore the surface and obligations to remediate or bring the Assets into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Assets, regardless of whether such obligations or conditions or events giving rise to such obligations, arose, occurred or accrued before or after the Effective Time, (g) obligations to pay to any Third Party or otherwise satisfy any royalty, overriding royalty, net profits or other interest that may be due with respect to Hydrocarbons produced prior to the Effective Time, but limited to the extent that funds held in suspense by Seller are delivered to Purchaser at Closing, and (h) any other duty, obligation, event, condition or liability assumed by Purchaser under the terms of this Agreement. Notwithstanding the foregoing, the Assumed Obligations do not include any matters for which Seller has indemnified Purchaser, subject to the limitations set out in Section 14.02 and Section 15.03.

“Business Days” means all calendar days excluding Saturdays, Sundays and U.S. legal holidays.

“Casualty Loss Event” has the meaning set forth in Section 7.04(b).

“Closing” means the closing and consummation of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 10.01.

“Closing Statement” has the meaning set forth in Section 10.03.

Appendix I: Page 3

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated May 12, 2016, between Seller and Purchaser.

“Contracts” has the meaning set forth in the definition of Assets.

“Damages” shall mean any and all claims, investigations, demands, suits, fines, penalties, damages, liabilities, losses, causes of action, costs and expenses (including, without limitation, those involving theories of NEGLIGENCE OR STRICT LIABILITY) and including court costs, expert fees and attorneys’ fees.

“Defensible Title” shall have the meaning set forth in Section 3.02.

“Dispute” has the meaning set forth in Section 16.01.

“Easements” has the meaning set forth in the definition of Assets.

“Effective Time” means 12.01 a.m., Pacific Time, on October 1, 2017.

“Employee Benefit Plan” means each (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (b) employment, consulting, termination, severance, retention or change in control agreement or arrangement, and (c) deferred compensation, incentive compensation, bonus, executive compensation or supplemental income, equity option, equity appreciation rights, restricted equity, phantom equity, equity or equity-linked, retirement, savings, pension, health, dental, vision or life insurance, death benefit, retiree, welfare or other fringe benefit plan, program or agreement, arrangement, practice or understanding, in each case, which is sponsored or maintained by Seller for the benefit of any Sespe Employee or with respect to which Seller or any of its Affiliates has, or could reasonably be expected to have, any direct or indirect liability.

“Employment Laws” means any and all Laws affecting the rights of individuals with respect to employment, including equal employment opportunity Laws (e.g., Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act); ERISA and COBRA; immigration Laws; the WARN Act; the National Labor Relations Act; health and safety Laws; social security Laws; workers’ compensation Laws; unemployment Laws; Laws regarding wrongful termination; claims arising in tort or contract; and wage and hour Laws, including the California Labor Code and the Fair Labor Standards Act.

“Environmental Defect” has the meaning set forth in Section 4.02(a).

“Environmental Defect Notice” has the meaning set forth in Section 4.03(a).

“Environmental Defect Value” has the meaning set forth in Section 4.02(b).

“Environmental Information” has the meaning set forth in Section 4.01(c).

Appendix I: Page 4

“Environmental Laws” has the meaning set forth in Section 4.02(c).

“Examination Period” has the meaning set forth in Section 3.01.

“Execution Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Excluded Assets” has the meaning set forth in Section 1.02.

“Final Settlement Date” has the meaning set forth in Section 11.02(b).

“Final Accounting Statement” has the meaning set forth in Section 11.02(a).

“Governmental Authority” has the meaning set forth in Section 4.02(d).

“Hazardous Materials” has the meaning set forth in Section 4.02(a).

“Hydrocarbons“ has the meaning set forth in the definition of Assets.

“Imbalances” means over-production or under-production subject to an imbalance or make-up obligation with respect to Hydrocarbons produced from or allocated to the Leases and Subject Interests.

“Independent Expert” has the meaning set forth in Section 16.03(a).

“Knowledge” of a specified Person means all information actually known to (a) in the case of a Person who is an individual, such Person, or (b) in the case of a Person which is a corporation or other entity, (i) associated with Seller, any of the persons identified on Exhibit E – Part 1 and (ii) associated with Purchaser, any of the persons identified on Exhibit E – Part 2.

“Leases” has the meaning set forth in the definition of Assets.

“Law” means all applicable laws, common law, statutes, regulations, rules, decrees, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Authority.

“Lien” means any lien, mortgage, security interest, pledge, deposit, claim, charge, option, restriction, burden, encroachment or encumbrance of any kind, or lease or other arrangement substantially equivalent thereto, on the Assets, including but not limited to that certain Credit Agreement dated February 18, 2003 between Seller and National Fuel Gas Corporation.

“Material Adverse Effect” means a change, development or effect (individually or in the aggregate) that is, or is reasonably likely to be materially adverse to (a) any of the Assets or (b) the ability of a Party to consummate the transactions contemplated hereby. However, this definition shall not include any changes, developments or effects (i) relating to or resulting from general economic, political or market conditions, (ii) resulting from changes in Laws or (iii) resulting from the execution or announcement of this Agreement or compliance with the terms hereof.

Appendix I: Page 5

“Material Consent” has the meaning set forth in Section 3.06(a).

“Material Contract” means any written or oral agreement, contract, commitment or understanding (collectively, a “Seller Contract”) to which Seller is a party or to which any or all of the Assets may be subject that meets one or more of the following criteria:

(a)	the Easements;

(b)	any Seller Contract for the sale, purchase, exchange or other disposition of Hydrocarbons which are not terminable without penalty on sixty (60) days prior written notice;

(c)	any Seller Contract to sell, lease, farmout, exchange or otherwise dispose of all or any part of the Assets, but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease;

(d)	any Seller Contract involving consideration with a total value in excess of Fifty Thousand and No/100 Dollars ($50,000), which is not cancelable by Seller upon notice of sixty (60) days or less without liability for further payment other than nominal penalty, pursuant to which Seller acquires any material portion of the supplies or services used or consumed by Seller in the operation of the Assets (unless such supplies or services are readily available to Seller from other sources on comparable terms);

(e)	any Seller Contract that can reasonably be expected to result in aggregate payments by Seller of more than Fifty Thousand and No/100 Dollars ($50,000) after the Effective Time (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(f)	any Seller Contract that can reasonably be expected to result in aggregate revenues to Seller of more than Fifty Thousand and No/100 Dollars ($50,000) after the Effective Time (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(g)	any joint operating agreement and any marketing, sales, gathering, treatment, storage, transportation, processing or similar Seller Contract that is not terminable without penalty on sixty (60) days or less notice;

(h)	any non-competition agreements or other similar Seller Contracts relating to the Assets that purport to restrict, limit or prohibit Seller from engaging in any line of business or the manner in which, or the locations at which, Seller (or Purchaser, as successor in interest to Seller) conducts business, including area of mutual interest agreements;

Appendix I: Page 6

(i)	any indenture, mortgage, loan, deed of trust, credit, guaranty, bond, letter of credit, note purchase agreement, sale-leaseback or similar Seller Contract;

(j)	any Seller Contract with an Affiliate of Seller that will not be terminated prior to Closing;

(k)	any joint venture, partnership, farmout, operating agreement, and other Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person; and

(l)	any amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

“Net Revenue Interest” means the undivided interest in the Hydrocarbons produced from or attributable to a Well, Lease or Unit, after deducting all lessor's royalties, overriding royalties, production payments, net profits interests and other similar burdens on Hydrocarbons produced therefrom.

“Notice of Disagreement” has the meaning set forth in Section 11.02(b).

“Operator Audit” has the meaning set forth in Section 11.05.

“Ordinary Course of Business” means the ordinary course of business, consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person.

“Permits” means all permits, licenses, consents, approvals and other similar rights and privileges to the extent used in connection with the ownership or operation of the Assets by Seller or any Affiliate thereof.

“Permitted Encumbrances” has the meaning set forth in Section 3.02.

“Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, limited liability partnership, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

“Personal Property” has the meaning set forth in the definition of Assets.

“Purchase Price” has the meaning set forth in Section 2.01.

“Purchase Price Adjustments” has the meaning set forth in Section 10.02(c).

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser’s Environmental Consultant” shall have the meaning set forth in Section 4.01(a).

Appendix I: Page 7

“Purchaser’s Environmental Review” shall have the meaning set forth in Section 4.01(a).

“Records” has the meaning set forth in the definition of Assets.

“Release” has the meaning set forth in Section 4.02(a).

“Retained Litigation” shall have the meaning set forth in the definition of Retained Obligations.

“Retained Obligations” means all duties, obligations and liabilities of every kind and character arising out of relating to (a) personal injury or death arising out of or relating to the ownership, use or operation of the Assets prior to the Closing Date; (b) any offsite disposal of Hazardous Materials prior to the Closing Date; (c) ad valorem, property, severance and similar Taxes attributable to the period of time prior to the Effective Time; (d) rentals, royalties, shut-in royalties, overriding royalties, compensatory royalties and other payments due under or with respect to the Assets attributable to the period of time prior to the Effective Time; (e) all litigation existing as of the Closing Date to the extent it relates to the period of time prior to the Effective Time (“Retained Litigation”); (f) all Excluded Assets; and (g) those Title Defects and Environmental Defects for which Seller has agreed to provide Purchaser an indemnity.

“Rules” has the meaning set forth in Section 16.03(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Contract” has the meaning set forth in the definition of Material Contract.

“Sespe Employees” has the meaning set forth in Section 5.20(c).

“Subject Interests” has the meaning set forth in the definition of Assets.

“Taxes” means all federal, state, local and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Tax Return” has the meaning set forth in Section 5.16.

“Third Party” means any Person other than the Purchaser and Seller or any of their respective Affiliates.

“Title Benefit” has the meaning set forth in Section 3.07(a).

“Title Defect” has the meaning set forth in Section 3.03.

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“Title Defect Value” has the meaning set forth in Section 3.04(c).

“Units” has the meaning set forth in the definition of Assets.

“Wells” has the meaning set forth in the definition of Assets.

“Working Interest” means the working interest of Seller attributable to Seller’s interest in a Well, Lease or Unit described in Exhibit A attached hereto, whether such working interest is separately described, granted, reserved or retained as such.

“Working Interest Share” means that share of the costs, expenses, burdens and obligations of any type or nature attributable to Seller's Working Interest in a Well, Lease or Unit.

[End of Appendix I]

Appendix I: Page 9

The following Exhibits and Schedules have been omitted. The Company agrees to furnish by supplement a copy of the omitted Exhibits and Schedules to the Commission upon request.

EXHIBITS AND SCHEDULES

Exhibit A – Subject Interests

Exhibit B – Wells and Interests

Exhibit C – Allocated Values

Exhibit D – Form of Assignment and Bill of Sale

Exhibit E – Knowledge Persons

Schedule 1.02 – Excluded Assets

Schedule 3.02(iii) – Contested Taxes

Schedule 5.05 – Legal Proceedings

Schedule 5.07 – Royalties

Schedule 5.09 – Sales and Other Contracts not Terminable within 60 Days

Schedule 5.10 – Material Contracts

Schedule 5.11 – AFEs

Schedule 5.13 – Consents

Schedule 5.14 – Preferential Rights

Schedule 5.23 – Payout Balances